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                                                                    EXHIBIT 99.3


TUESDAY JANUARY 16, 4:16 PM EASTERN TIME
PRESS RELEASE

SOURCE: New Focus, Inc.

NEW FOCUS COMPLETES ACQUISITION OF JCA TECHNOLOGY

SAN JOSE, Calif., Jan. 16 /PRNewswire/ -- New Focus, Inc. (Nasdaq: NUFO - news), a leading supplier of innovative fiber optic products for next-generation optical networks under the Smart Optics for Networks(TM) brand, today announced that the company has completed its acquisition of JCA Technology, Inc. The merger is structured as a tax-free exchange for JCA's shareholders and a purchase transaction for accounting purposes. JCA Technology, Inc. will operate as a wholly-owned subsidiary of New Focus.

As previously announced, New Focus and JCA agreed to amended merger terms on December 21, 2000. At the closing of the transaction today, New Focus issued 10,033,556 shares of New Focus common stock and paid $75 million in cash to JCA's shareholders in accordance with the amended terms. The total transaction consideration for accounting purposes is approximately $363 million based on the $28.71 average price of New Focus shares for the seven-day period surrounding the announcement of the amended merger terms. As a result of the transaction, former JCA shareholders now own approximately 13.5% of the combined company. Including the shares issued in this acquisition, New Focus has approximately
74.4 million shares outstanding.

"The management teams at New Focus and JCA are pleased that we have completed the merger of our two companies. We remain very excited about the potential synergies in the combination of New Focus and JCA from both a financial performance and a technology development perspective. This transaction provides New Focus with a product family of high-speed clock amplifiers and broadband data driver amplifiers that is experiencing strong growth and solid gross margins. From a technology standpoint, New Focus and JCA have complementary core competencies. New Focus brings expertise in optics and high-speed opto-electronics, while JCA contributes expertise in microwave electronics and packaging to the combined company. By applying these complementary skill sets, we plan to develop innovative opto-electronic components that will address the future requirements of the fiber optics industry," said Ken Westrick, president and chief executive officer of New Focus, Inc.

New Focus reported a pro forma net loss of $14.8 million on $46.5 million in revenue for the first nine months of 2000. Based on unaudited results, JCA operated profitably during the first nine months of 2000 on revenues of approximately $13.9 million. JCA's gross and operating margin percentages are already higher than New Focus' actual third quarter margins and targeted margins for 2001. As a result, the JCA transaction will be accretive to the revenue and margin lines, measured on a pro forma per share basis excluding acquisition-related charges such as goodwill and compensation expenses, in the first full quarter of combined operations. New Focus will announce its fourth quarter results on January 30, 2001 after the market closes.


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Credit Suisse First Boston acted as financial advisor to New Focus in this transaction and CIBC World Markets acted as financial advisor to JCA.

Forward-Looking Statements:

This press release contains predictions, estimates and other forward-looking statements which include, but are not limited to, statements regarding the future financial performance of JCA and New Focus, the synergistic effects of the proposed combination in terms of product development, and the accretive nature of the transaction on the combined financial results in future periods. These statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested above. In particular, risks and uncertainties associated with the near term financial performance of JCA and New Focus include the ability to adapt and qualify product designs that fit specific customer requirements and the ability to scale the manufacturing operations and corporate infrastructure to accommodate the higher projected revenue levels. To realize the synergistic effects related to next-generation products, New Focus and JCA must integrate the efforts of various design and development teams at different sites and there is no assurance that such integration will be completed successfully. Risk factors that may affect New Focus' financial performance are listed in the company's S-1 registration statement for its follow-on public offering and its most recent 10-Q quarterly report on file with the SEC. New Focus and JCA undertake no obligation to publicly release any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About JCA Technology:

JCA Technology, a wholly-owned subsidiary of New Focus, designs, manufactures and markets a full line of fiber optic products for OC-48 and OC-192 modulators, including high-speed clock amplifiers and broadband data driver amplifiers. Founded in 1985, the company developed a leadership position in state-of-the-art, thin-film hybrid microwave amplifiers, switches, and subassemblies for the defense, wireless and satellite communications markets. Leveraging its technology and manufacturing capabilities, the company entered the fiber optic market in 1999. The company employs approximately 220 people at its 42,000 square foot headquarters and manufacturing facility in Camarillo, California.

About New Focus:

New Focus designs, manufactures and markets innovative fiber optic products for next-generation optical networks. The company's Smart Optics for Networks(TM) products enhance the performance of next-generation optical networks by enabling higher channel counts, faster data rates, longer reach lengths, new service capabilities, and lower costs of ownership. Founded in 1990, the company remains a leader in the creation of advanced optical products for the commercial and research marketplaces. The company is headquartered in San Jose, California and has operations in Santa Clara, California, Madison, Wisconsin, and Shenzhen, People's Republic of China that employ approximately 1,600 people.


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For more information about New Focus visit the company's Internet home page at
http://www.newfocus.com, call our Investors Relations Department at 408-284-NUFO, or e-mail us at investor@newfocus.com.

SOURCE: New Focus, Inc.